UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2013

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 556-0311

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 9, 2013, Aastrom Biosciences, Inc.  (the “Company”) received a notification letter (the “Notice”) from Nasdaq’s Listing Qualifications Department (“Nasdaq”) advising the Company that for the past 30 consecutive business days, the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement set forth in Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Notice also stated that the Company would be provided 180 calendar days, or until November 5, 2013, to regain compliance with the Minimum Bid Price Rule. To do so, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive business days prior to that date.  The Nasdaq notification has no effect at this time on the listing of the Company’s common stock on the Nasdaq Capital Market.

If the Company does not regain compliance by November 5, 2013, the Company may be eligible for an additional grace period.  To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period.  If the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, Nasdaq will provide notice that the Company’s common stock will be subject to delisting.  At that time, the Company may appeal the delisting determination to a Hearings Panel.

The Company will continue to monitor the bid price for its common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Rule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2013	Aastrom Biosciences, Inc.

	By:	/s/ Dominick C. Colangelo
	Name:	Dominick C. Colangelo
	Title:	Chief Executive Officer and President